EXHIBIT 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

NACCO Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock $1 par value per share	Other	169,848	$37.48	$6,365,903.04	0.0001531	$975
Total Offering Amounts					$6,365,903.04		$975
Total Fee Offsets							$0
Net Fee Due							$975

(1) Represents the number of additional shares of Class A Common Stock, $1 par value per share (“Class A Common”), of NACCO Industries, Inc. (the “Registrant”), available pursuant to the Registrant’s Amended and Restated Non-Employee Directors' Equity Compensation Plan (the “Plan”) being registered hereon.
(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Class A Common as may become available pursuant to any anti-dilution provisions of the Plan.
(3) Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of the Registrant’s Class A Common on the New York Stock Exchange on August 1, 2025, a date that is within five business days prior to filing.